UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Loar Holdings Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

53947R105

(CUSIP Number)

September 30, 2024

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: GSO Capital Opportunities Fund III LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 11,342,656
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 11,342,656
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,342,656
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 12.6%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Private Credit Fund
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 910,404
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 910,404
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 910,404
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: BCRED Twin Peaks LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 483,961
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 483,961
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 483,961
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.5%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: GSO Barre des Ecrins Master Fund SCSp
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 209,828
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 209,828
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 209,828
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: GSO Orchid Fund LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 348,561
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 348,561
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 348,561
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: GSO Capital Opportunities Associates III LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 11,342,656
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 11,342,656
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,342,656
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 12.6%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: GSO Holdings I LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 11,342,656
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 11,342,656
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 11,342,656
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 12.6%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Credit BDC Advisors LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 910,404
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 910,404
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 910,404
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Alternative Credit Advisors LP
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,120,232
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,120,232
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,120,232
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: GSO Orchid Associates LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 348,561
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 348,561
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 348,561
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.4%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: GSO Holdings III L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 348,561
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 348,561
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 348,561
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.4%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Europe Fund Management S.à r.l
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 209,828
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 209,828
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 209,828
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: GSO Advisor Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,120,232
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,120,232
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,120,232
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Holdings I L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,462,888
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,462,888
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,462,888
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 13.9%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Holdings I/II GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,462,888
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,462,888
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,462,888
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 13.9%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Holdings IV, L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 348,561
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 348,561
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 348,561
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Holdings IV GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 348,561
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 348,561
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 348,561
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Holdings IV GP Management (Delaware) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 348,561
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 348,561
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 348,561
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.4%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Holdings IV GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 348,561
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 348,561
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 348,561
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.4%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,811,449
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,811,449
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,811,449
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 14.3%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,811,449
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,811,449
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,811,449
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 14.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 53947R105	13G

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 12,811,449
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 12,811,449
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,811,449
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 14.3%
12.	Type of Reporting Person (See Instructions): IN

Item 1(a).	Name of Issuer

Loar Holdings Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

20 New King Street

White Plains, NY 10604

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	GSO Capital Opportunities Fund III LP

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	Blackstone Private Credit Fund

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	BCRED Twin Peaks LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	GSO Barre des Ecrins Master Fund SCSp

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Luxembourg

(v)	GSO Orchid Fund LP

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vi)	GSO Capital Opportunities Associates III LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	GSO Holdings I LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Credit BDC Advisors LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	Blackstone Alternative Credit Advisors LP

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	GSO Orchid Associates LLC

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	GSO Holdings III L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Blackstone Europe Fund Management S.à r.l

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Luxembourg

(xiii)	GSO Advisor Holdings L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	Blackstone Holdings I L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	Blackstone Holdings I/II GP L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	Blackstone Holdings IV, L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Canada

(xvii)	Blackstone Holdings IV GP L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	Blackstone Holdings IV GP Management (Delaware) L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Blackstone Holdings IV GP Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xx)	Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	Blackstone Group Management L.L.C.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	Stephen A. Schwarzman

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

As of September 30, 2024, GSO Capital Opportunities Fund III LP (“GSO III”) directly holds 11,342,656 shares of Common Stock, par value $0.01 per share (the “Common Stock”), Blackstone Private Credit Fund (“BCRED”) directly holds 426,443 shares of Common Stock, BCRED Twin Peaks LLC (“Twin Peaks”) directly holds 483,961 shares of Common Stock, GSO Barre des Ecrins Master Fund SCSp (“GSO Ecrins”) directly holds 209,828 shares of Common Stock and GSO Orchid Fund LP (“Orchid” and together with GSO III, BCRED, Twin Peaks and GSO Ecrins the “Blackstone Holders”) directly holds 348,561 shares of Common Stock.

GSO Capital Opportunities Associates III LLC is the general partner of GSO III. GSO Holdings I L.L.C. is the managing member of GSO Capital Opportunities Associates III LLC. Twin Peaks is wholly-owned by BCRED. Blackstone Europe Fund Management S.a r.l is the manager of GSO Ecrins. GSO Orchid Associates LLC is the general partner of Orchid. GSO Holdings III L.L.C. is the sole member of GSO Orchid Associates LLC. Blackstone Holdings IV, L.P. is the sole member of GSO Holdings III L.L.C. Blackstone Holdings IV GP L.P. is the general partner of Blackstone Holdings IV, L.P. Blackstone Holdings IV GP Management (Delaware) L.P. is the general partner of Blackstone Holdings IV GP L.P. Blackstone Holdings IV GP Management L.L.C. is the general partner of Blackstone Holdings IV GP Management (Delaware) L.P. Blackstone Credit BDC Advisors LLC is the investment manager of BCRED. Blackstone Alternative Credit Advisors LP is the sole member of Blackstone Credit BDC Advisors LLC and the investment manager of Blackstone Europe Fund Management S.a r.l.

GSO Advisor Holdings L.L.C. is the special limited partner of Blackstone Alternative Credit Advisors LP with the investment and voting power over the securities beneficially owned by Blackstone Alternative Credit Advisors LP.

Blackstone Holdings I L.P. is the managing member of GSO Holdings I L.L.C. with respect to securities beneficially owned by GSO III and is the sole member of GSO Advisor Holdings L.L.C.

Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings IV GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone Inc.’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the securities of the Issuer directly held by the Blackstone Holders directly or indirectly controlled by it or him, but each (other than GSO III, BCRED, Twin Peaks, GSO Ecrins and Orchid to the extent of their respective direct holdings) disclaims beneficial ownership of the securities reported herein, except to the extent of such Reporting Person’s pecuniary interest therein, and this report shall not be deemed an admission that any of the Reporting Persons (other than GSO III, BCRED, Twin Peaks, GSO Ecrins and Orchid to the extent each directly holds securities of the Issuer) is the beneficial owner of such securities for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such securities. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e).	CUSIP Number:

53947R105

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

As of September 30, 2024, GSO Capital Opportunities Fund III LP directly owns 11,342,656 shares of Common Stock, Blackstone Private Credit Fund directly owns 426,443 shares of Common Stock, BCRED Twin Peaks LLC directly owns 483,961 shares of Common Stock, GSO Barre des Ecrins Master Fund SCSp directly owns 209,828 shares of Common Stock and GSO Orchid Fund LP directly owns 348,561 shares of Common Stock.

Each Reporting Person may be deemed to beneficially own the securities of the Issuer directly held by the Blackstone Holders directly or indirectly controlled by it or him, but each (other than GSO III, BCRED, Twin Peaks, GSO Ecrins and Orchid to the extent of their respective direct holdings) disclaims beneficial ownership of the securities reported herein, except to the extent of such Reporting Person’s pecuniary interest therein, and this report shall not be deemed an admission that any of the Reporting Persons (other than GSO III, BCRED, Twin Peaks, GSO Ecrins and Orchid to the extent each directly holds securities of the Issuer) is the beneficial owner of such securities for purposes of Section 13(d) of the Act or any other purpose.

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

(b)	Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page. Calculation of the percentage of shares of Common Stock beneficially owned is based on 89,703,571 shares of Common Stock outstanding as of August 12, 2024, as reported in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 13, 2024 (the “Form 10-Q”).

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 12, 2024

GSO CAPITAL OPPORTUNITIES FUND III LP
By:	GSO Capital Opportunities Associates III LLC, its general partner
By:	GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

BLACKSTONE PRIVATE CREDIT FUND
By:	Blackstone Credit BDC Advisors LLC, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

BCRED TWIN PEAKS LLC
By:	Blackstone Private Credit Fund, its sole member
By:	Blackstone Credit BDC Advisors LLC, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

GSO BARRE DES ECRINS MASTER FUND SCSP
By:	Blackstone Europe Fund Management S.a r.l, its manager

By:	Blackstone Alternative Credit Advisors LP, its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

GSO ORCHID FUND LP
By:	GSO Orchid Associates LLC, its general partner
By:	GSO Holdings III L.L.C., its sole member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

GSO CAPITAL OPPORTUNITIES ASSOCIATES III LLC
By:	GSO Holdings I L.L.C., its managing member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

GSO HOLDINGS I LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

BLACKSTONE CREDIT BDC ADVISORS LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

GSO ORCHID ASSOCIATES LLC
By:	GSO Holdings III L.L.C., its sole member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

GSO HOLDINGS III L.L.C.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Senior Managing Director

BLACKSTONE EUROPE FUND MANAGEMENT S.À R.L

By:	/s/ Kim Percy
Name:	Kim Percy
Title:	Manager

By:	/s/ William Gilson
Name:	William Gilson
Title:	Manager

GSO ADVISOR HOLDINGS L.L.C.
By:	Blackstone Holdings I L.P., its sole member
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS I L.P.
By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS IV, L.P.
By:	Blackstone Holdings IV GP L.P., its general partner
By:	Blackstone Holdings IV GP Management (Delaware) L.P., its general partner
By:	Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS IV GP L.P.
By:	Blackstone Holdings IV GP Management (Delaware) L.P., its general partner,
By:	Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS IV GP MANAGEMENT (DELAWARE) L.P.
By:	Blackstone Holdings IV GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS IV GP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE INC.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name:	Tabea Hsi
Title:	Senior Managing Director

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

EXHIBIT LIST

Exhibit 99.1	Joint Filing Agreement, by and among the Reporting Persons, dated as of November 12, 2024.